Final Transcript
Aug. 13. 2008 / 2:00PM PT, TGAL - Q1 2009 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal Corporation - CFO

 Tom Mika
 Tegal Corporation - CEO

CONFERENCE CALL PARTICIPANTS

 Al Shams
 Mid South Capital - Analyst

 Steve Sullivan
 Horizon Financial Group - Analyst

PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the first quarter 2009 Tegal Corporation's earnings conference call. My name is Eric and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate the question-and-answer session at the end of the conference. (OPERATOR INSTRUCTIONS.) I will turn your presentation to Ms. Christine Hergenrother, Chief Financial Officer. Please proceed.

Christine Hergenrother - Tegal Corporation - CFO

Thank you. Good afternoon and welcome to Tegal's investor conference call for the first quarter of fiscal 2009 which ended June 30, 2008. Before I review the financial results for the quarter, I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be made available two hours after the completion of the call and it will be available through midnight on Thursday August 21, 2008. To access, investors should dial 888-286-8010 or 617-801-6888 and enter passcode 61883987. An on-line replay of the call along with the Company's earnings release will also be available on the Company's website.

The second housekeeping item is a reminder about the all important Safe Harbor Statement that should be taken into consideration when listening to comments that are made on this call. Except for historical matters discussed on this call, are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events. Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission.

Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have additional comments. After that, we will entertain questions from the dial-in audience.

Revenues for the first quarter of 2009 were $4.7 million, an increase of 3% from the $4.6 million for the same quarter last year and a decrease of 36% from the $7.3 million from last quarter. Tegal reported a net loss of $792,000 or $0.11 per share for the quarter, compared to a net loss of $638,000 or $0.09 per share in the comparable quarter one year ago. Our reported operating loss for the first quarter is $982,000, compared to an operating loss of $1.4 million in the same quarter one year ago. Last quarter, the Company reported operating income of $782,000,

Gross profits for the first quarter came in at 49%, compared to 35% in the comparable quarter one year ago. Gross profits benefited from an annual update of material costs and inventory, and the timing of the amortization of the product installation offset by manufacturing overhead. Without these entries, the gross margin would have been a solid 45% and the immediately preceding quarter, the Company reported gross margin of 44% after a one-time adjustment.

Overall operating expenses for the first quarter were $3.3 million, an increase of about $300,000 over the same quarter last year and the preceding quarter. Included in operating expenses were non-cash charges of $524,000, compared to -- comprised of $344,000 of stock compensation expense for options vesting during the quarter and approximately $180,000 of depreciation and amortization. Sales and marketing expense decreased by $200,000, largely due to a decrease in outside sales agent commissions.

Overall, R&D spending increased by about $358,000 from the same quarter last year, coming in at $1.2 million for the quarter. The same quarter last fiscal year included an offset of engineering expenses for nonrecurring development work. We have changed our method of accounting for such offsets and include them in sales as they occur.

Nonoperating expenses netted out to a gain for the quarter of $190,000, representing mostly interests earned during the quarter. Cash at the end of the first quarter was $18.2 million, a decrease of $1.1 million from last quarter. Accounts receivable decreased by $800,000 from last quarter, coming in at $6 million. Inventories were unchanged from the previous quarter at $11 million.

PP&E, intangibles and other assets decreased a combined $47,000, mainly consisting of depreciation and amortization. Total current liabilities decreased by $1.5 million over the last quarter, resulting from a $500,000 decrease and accounts payable and another $500,000 decrease and accrued expenses. The remaining $500,000 decrease resulted from product warranty and deferred revenue. The Company had no long-term liabilities at the end of the quarter.

The book-to-bill during the quarter was less than one, and we had no significant systems backlogged at the end of the quarter. However, our reported backlog numbers always only include actual accepted POs rather than expected sales. Total shares outstanding as of June 30, 2008 were 7,263,473. I would like to introduce Tom Mika, our President and Chief Executive Officer.

 Tom Mika - Tegal Corporation - CEO

 Thanks, Christine. It's only been eight weeks since my last conference call so today's call will be quite short. As reported in the press release, our results for the quarter were below our expectations as several projects in which we are engaged were either postponed or cancelled.

The current environment in semiconductor capital equipment is challenging, more so than at any other time since the beginning of the decade. Nevertheless, we believe as do a number of other companies in the semiconductor capital equipments phase, that the trend will improve towards the latter part of this calendar year. We did have a couple of significant shipments during the quarter that deserve to be highlighted.

First, we shipped an advanced etch system to SVTC technologies. The SVTC fab that we shipped the tool to is located in San Jose. It was formally the Cypress fab. When combined with our Austin facility, SVTC offers a cost effective and secure way for companies to advance their semiconductor development and commercialization programs with a focus on such rapidly growing markets as MEMS, photovoltechs, [biotechnol] memory, image sensors and high voltage applications.

Tegal also announced as part of the plasma etch equipment order that Tegal and SVTC are working together on process recipe development of these applications. This is a highly visible installation for Tegal and it has already resulted in some good leads for additional system sales. It happens also to be the third 6500 system that we have installed at SVTC with the first two being owned and operated by other companies.

We have a significant etch presence at this location, more I believe than any other etch supplier of etch tools. This speaks well of Tegal's development expertise and the quality of our events etch systems. We also shipped Endeavor PVD cluster tool to a leading global manufacturer of discreet nanolog semiconductor components for the consumer electronics, industrial and automotive markets. The Endeavor system will be used for backside metalization on applications -- for applications on thin wafers at the customer's domestic fab.

In addition, we announced orders during the quarter for 901 ATS plasma etch tool and for several 900 series ACS upgrades from a leading maker of bioMEMS space medical testing products. Our ACS upgrade program is based on a new design that we released just a few months ago which has been very successful. We expect it will represent sales this year in the range of $1 million to $1.5 million.

We were also in the final stages of preparing our first compact NLD system for shipment to high brightness LED manufacturers. This tool will be a beta site for both the new compact wafer transport and the NLD process chamber. At SEMICON West a few weeks ago, we officially launched the compact 360NLD system. We redesigned our booth in the show and brought in a system for viewing by selected customers, analysts and press. We expect some trade press coverage in the near future which we will post to our website.

In summary, we've had a challenging quarter, but had some notable achievements. We expect the environment to remain challenging for at least another quarter. However, we have a strong cash position and we believe that we can sustain or improve our market share position during this downturn. Finally, we want to remind our stockholders that we will hold our annual meeting at 10:00 A.M. Pacific Daylight time on Tuesday September 23, 2008 at our headquarters located at 2201 South McDowell Boulevard in Petaluma.

Stockholders of record as of July 25, 2008 are invited to attend. This year we are taking advantage of the new SEC rules, allowing issuers to furnish proxy materials over the internet. We believe the new rules will allow us to provide our stockholders with the information they need while lowering the cost of the delivery of materials and reducing the environmental impact of printing and mailing hard copies. I'll now be happy to answer any questions that you may have.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS.) Your first question comes from Al Shams with Mid South Capital. Please proceed.

 Al Shams - Mid South Capital - Analyst

 Yes. Christine, I have a couple questions for you and then one for Tom. Christine, so my calculations show we have a book value of something like 450 a share and cash at something like 250 which is essentially correct?

 Christine Hergenrother - Tegal Corporation - CFO

 Correct.

 Al Shams - Mid South Capital - Analyst

 Okay. And summarizing all the numbers in and out, are we cash flow positive? Or are we slightly negative?

 Christine Hergenrother - Tegal Corporation - CFO

 We were down $0.5 million for this quarter.

 Al Shams - Mid South Capital - Analyst

 Okay.

 Christine Hergenrother - Tegal Corporation - CFO

 Operating, and it was around $300,000 at net loss after interest.

 Al Shams - Mid South Capital - Analyst

 Okay. Tom, for you. Do you get the sense, Tom, that -- there is going to be a buildup of business? The dam is holding back a bunch of orders. I know the industry has got problems. The problems we are encountering are shared by others in the industry. But do you feel there is a backlog that's building and at some point, that log or that dam will break and we will get flood wad bunch of orders? Is that realistic thinking?

 Tom Mika - Tegal Corporation - CEO

 I don't think so, Al. My sense is that the environment is challenging for two reasons. One is the semiconductor space in particular, and second just the overall economy. My sense is that people are very cautious these days about placing orders for major pieces of capital equipment.

I would like to believe that what you said is true. But my sense is rather than just -- everything is just getting delayed and pushed out and that we are probably not going to be able to make it up. We are going to have a couple of slow quarters. Then the order flow will turn back on in our -- in the December quarter and in the March quarter which seems to be consistent with what other people are telling me in not only in our industry, but in our industry -- the suppliers to our industry. That's what we are seeing with individual orders.

At last quarter when we were in the middle of the conference call -- I should have said the quarter before last and we were talking -- thinking about Q4, we were very much in the same situation in the sense that we knew that there were some orders out there that we could capture. The customers were waiting until the very last moment to produce a PO and then they wanted the tool instantaneously once we got those orders. I think we're in that situation today.

I think that the -- in times past, it used to be that we were three or four of those out there, rather than one or two out there. I think that just is evidence of the caution that is out in the industry. However, having said all that, we do -- we are pretty confident that our Q4 -- Q3 and Q4, excuse me, we'll see an uptick in those latter quarters.

 Al Shams - Mid South Capital - Analyst

 Okay. Do we have any risk that -- let's say things drag out in a low level as you are fearful of, another two or three quarters. That somehow our technology gets leap frogged and the time and effort and money we spent on existing capabilities gets leap frogged. Then we've got to jump to a new generation. Is that a real risk?

 Tom Mika - Tegal Corporation - CEO

 I think we are in the process of jumping to a new generation. I don't really think that's a big risk that's on my mind. We are going to be qualifying a brand-new platform. Our etch modules are pretty unique in terms of what they do. I don't see people going elsewhere for the kind of technology that we are currently delivering.

I think we are ahead of that curve as far as developments are concerned. Also I would remind you that I said in the past that if and when things do slow down, this is an ideal time for companies to evaluate our new technology. I believe that that's the case. That's what we are seeing.

 Al Shams - Mid South Capital - Analyst

 Okay. And then finally do any of our systems and hardware have applications for solar and that whole area of solar panels to look in, directed towards solar, et cetera? Power generation?

 Tom Mika - Tegal Corporation - CEO

 I've looked at this area pretty carefully. I really have to say that except for some deposition capabilities in some of the more advanced areas, like possibly CIGS, that we are not a credible player in that game for two reasons. One is, is that the guys who have the advantage there are the ones who are coming out of the large format processing arenas where they've solved all of the mechanical issues associated with moving flat panel displays, for example, and very large format pieces of glass. They have a built-in advantage.

The second reason is it's really pretty low tech. It's nowhere near the kind of technology that you deliver for a wafer fab. With us being at the advanced end of some of that, it's really hard for me to see how we would compete and and how we would make an acceptable level of gross margin over the long-term in that business. Which I think is a fundamental problem for any of the equipment suppliers to the solar industry, including the largest of them.

 Al Shams - Mid South Capital - Analyst

 Okay. Thank you then.

 Tom Mika - Tegal Corporation - CEO

 You're welcome.

Operator

 Your next question comes from the line of [Glen Matson] with GTK Capital. Please proceed.

Unidentified Participant Analyst

 Good afternoon.

 Tom Mika - Tegal Corporation - CEO

 Good afternoon.

Unidentified Participant Analyst

 In your report today, you say that Tegal and SVTC are working together on a process recipe development for these applications on the new equipment you shipped to them. What does that mean for you and SVTC? Is that some sort of collaboration? Is it revenue producing in the future? What can you say about that?

 Tom Mika - Tegal Corporation - CEO

 SVTC's business model is one in which they develop applications and commercialize new devices for customers, including customers who may have their own fabs, but don't want to invest in new equipment sets for new devices or for start up companies. There is a whole myriad of companies that SVTC is involved in. We are working with them on helping their customers in applications in which we have some process expertise. Our process expertise tends to be in these new materials areas and in nonvolatile memories.

There are a number of companies that they're working with to develop processes and we were assisting them do that. It really doesn't go much beyond that, except that all of these customers or I should say the great majority of them, know that these processes are being developed on Tegal's equipment. As I said in a call, we have three advanced etch systems there. I think that gives us a lot of exposure because they have a lot of very prominent companies in there all the time, looking at equipment and in fact, using the equipment.

I think it's a good sales opportunity for us in the future. Many of these companies will eventually go to foundries to develop these devices or they will start up their own fabs in which case, they will be buying new equipment sets.

Unidentified Participant Analyst

 You will get the equipment sale and they will get the contract work is the mutual relationship there?

 Tom Mika - Tegal Corporation - CEO

 Actually, that's the way we hope it will work.

Unidentified Participant Analyst

 You announced today via -- at AK, the resignation of your Global Sales Manager, Vice-president rather. Do you intend to replace him?

 Tom Mika - Tegal Corporation - CEO

 Yes.

Unidentified Participant Analyst

 What is the time schedule on that going to be?

 Tom Mika - Tegal Corporation - CEO

 That's hard to say. As soon as I can find someone who I believe is qualified and up to what I need. Where we were disappointed to lose [Vahan]. He was key senior executive in our company and he went off to an opportunity that he couldn't refuse. We wish him well, and we will be actively recruiting for his replacement right away.

Unidentified Participant Analyst

 Great. Someone else said earlier that the book value was 450 and the cash is $2.90 per share. That's just incredible they're selling so cheaply in this -- well, technology is as good as we think it is or hope it is. -- buy at a premium.

 Tom Mika - Tegal Corporation - CEO

 I feel the same way, but you should also understand that the micro cap arena in which a lot of our investors operate has been pretty badly hit over the last 14 months or 16 months. I've seen reports for companies in the micro cap area under $250 million in market cap of being down 65% to 70% in their stock price. When I look at comparable companies in our space, you look at a Visa. You look at Matson Technologies, Excellus, all of whom are bigger than we are who have had larger price declines.

I think that speaks to the opportunities that exist for Tegal in this space. I've talked about some of those in my prior conference calls. I think we have a great opportunity. We've done the hard lifting over the last two years to get our staffing down to where it ought to be, relative to our level of sales.

I see some great opportunities for growth, both organic growth and potential acquisitions that I've mentioned in the past, and we are starting from a small base. I think we have great opportunities to grow. It's too bad we are in such a terrible environment economically as far as the stock market is concerned. I think we have inherently greater value than what's shown on our stock price.

Unidentified Participant Analyst

 If we can get the orders, I'm sure the market will reward us.

 Tom Mika - Tegal Corporation - CEO

 It hasn't really, except that we haven't slipped as much as everyone else when you go back 12 months. I think that the overall market sentiment is going to have to change before us guys in the micro cap arena or the semiconductor capital equipment space really see some major improvements on the stock price.

Unidentified Participant Analyst

 If you could do a quarter like you did a few quarters ago with $20 million in sales, I think that would be pretty --

 Tom Mika - Tegal Corporation - CEO

 That would be great.

Unidentified Participant Analyst

 I don't think you have worry about the improvement in the -- (multiple speakers).

 Tom Mika - Tegal Corporation - CEO

 The opportunities -- Anyway, thanks for your question.

Unidentified Participant Analyst

 You're welcome.

Operator

 Next question comes from the line of Steve Sullivan with Horizon Financial Group. Please proceed.

 Steve Sullivan - Horizon Financial Group - Analyst

 Christine, can you help me understand last quarter's -- excuse me, this quarter's G&A was a $1.3 million. Last quarter it was $962,000. Any one time events in there that -- ?

 Christine Hergenrother - Tegal Corporation - CFO

 There was a credit for the FAS 123 in G&A last quarter versus this quarter for expiring options that people forfeited.

 Steve Sullivan - Horizon Financial Group - Analyst

 Apples to apples, what was the credit just like a -- ? If we look at more on an apples-to-apples

 Christine Hergenrother - Tegal Corporation - CFO

 The credit was around $110,000.

 Steve Sullivan - Horizon Financial Group - Analyst

 Tom, you mentioned postponements as well as cancellations. Can you give us a sense of what you seeing more of, cancellations or postponements, or any color there?

 Tom Mika - Tegal Corporation - CEO

 Frankly, we were seeing a mix of them. We have customers who are sitting on POs. We have projects that were either cancelled or we lost, or appear to have lost at least. I can't really -- I shouldn't really comment on those. And projects that just seem to not be materializing into orders where customers are continuing to do demos and justifying purchases and doing business plans and so on.

The good news is that our forecast going out has a lot of our legacy business in it in which we have -- we know those customers. They know the applications. We have the best and most productive economical tools to offer for those applications. That's what gives me some confidence about the second half of the year.

The advanced systems are more touch and go. I would also like to say that I think that it's been a challenge for us to replace $20 million or so of orders as Glen had mentioned earlier, shipments from [Mastique]. We are working hard at doing that, but those replacements are likely to be onsies, twosies rather than six systems as were ordered by ST.

Though we have done well also in the last year in acquiring some strategic accounts. The one that I highlighted last call I think, last couple of calls, was Skyworks where their growth is still pretty good. We were hoping to see more out of them in the latter part of this year.

 Steve Sullivan - Horizon Financial Group - Analyst

 Last question, how did SEMICON West do?

 Tom Mika - Tegal Corporation - CEO

 Actually, it improved dramatically the second day. The first day, I was pretty depressed about it because we had a really great presence there and we were able to bring a tool in which I mentioned. Bringing the tool is a great confidence builder for customers who either are being reintroduced to Tegal -- or mainly being reintroduced to Tegal and not knowing quite what we have done in the last five or ten years.

Seeing a platform that is as well-designed as that one is and how simple it is to maintain, I think was a big confidence builder. Day two was good. We've got significant interests in -- across the a broad spectrum of films for our NLD tool as a result.

 Steve Sullivan - Horizon Financial Group - Analyst

 One last question, Christine. Where is your NOL level?

 Christine Hergenrother - Tegal Corporation - CFO

 We just used it last year.

 Steve Sullivan - Horizon Financial Group - Analyst

 That's right.

 Christine Hergenrother - Tegal Corporation - CFO

 For our income.

 Steve Sullivan - Horizon Financial Group - Analyst

 That's right. I forgot.

 Christine Hergenrother - Tegal Corporation - CFO

 It's now at $792,000.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. Thank you very much.

 Christine Hergenrother - Tegal Corporation - CFO

 Sure.

 Tom Mika - Tegal Corporation - CEO

 Bye, Steve.

Operator

 It appears we have no more audio questions in queue.

 Tom Mika - Tegal Corporation - CEO

 Okay. Thank you very much. This concludes today's conference call. Thank you for joining us today.

Operator

 Thank you for your participation. This concludes the conference. You may now disconnect.